[LETTERHEAD OF ERNST & YOUNG LLP]



                                 CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) and related prospectuses pertaining to the Toys "R" Us, Inc. 1994 Stock Option and Performance Incentive Plan and the Toys "R" Us, Inc. 1995 Employee Stock Option Plan and to the incorporation by reference therein of our report dated March 8, 1995, with respect to the consolidated financial statements of Toys "R" Us, Inc. and subsidiaries incorporated by reference in its Annual Report (Form 10-K) for the year ended January 28, 1995, filed with the Securities and Exchange Commission.



                                                    Ernst & Young LLP


                                                    /s/ Ernst & Young LLP
                                                    Ernst & Young LLP

New York, New York
November 14, 1995